UNITED STATES

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INTEVAC, INC.

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INTEVAC LAYS OUT THE FACTS BEHIND THE SCENES AND URGES STOCKHOLDERS TO

REJECT VOCE CAPITAL’S UNQUALIFIED NOMINEES AND UNCERTAIN PLANS

Vote the WHITE Proxy Card Today “FOR ALL” Intevac Director Nominees

SANTA CLARA, Calif., April 24, 2014 – Intevac, Inc. (NASDAQ: IVAC) today issued an open letter to Intevac stockholders regarding the Company’s 2014 Annual Meeting of Stockholders, to be held on May 14, 2014. An activist hedge fund, Voce Catalyst Partners LP (“VCP”), which is affiliated with Voce Capital LLC and Voce Capital Management LLC (together with VCP, “Voce Capital”), has disclosed an ownership of about half of a percent (~0.5%) of Intevac’s outstanding common stock. Voce Capital is trying to oust three experienced and integral members of Intevac’s Board and replace them with Voce Capital nominees.

The full text of the Intevac letter follows:

April 24, 2014

Dear Fellow Intevac Stockholder:

Over the course of the last few weeks, we have stood down from getting involved with any back-and-forth rhetoric with Voce Capital and have not stooped to their level of vitriol. However, Mr. Plants gives us no choice but to pass on some critical information to our stockholders. Most recently, Mr. Plants has made public privileged conversations made in the furtherance of attempts to reach a settlement. He clearly is either uninformed, which would be hard to fathom since he is a lawyer, or has an utter disregard for what is ethical and within his legal rights. Given that behavior, how can we possibly trust him in our Boardroom with material non-public information and be assured that he is not going to discuss it or trade on it? We would posit to you that we cannot.

We also question how his nominees can possibly be highly ethical individuals if they are so willing to affiliate themselves with Mr. Plants. One ran a business that needed Barington Capital’s intervention to salvage some value for stockholders and the other is a failed hedge fund executive. Exactly what can they add to Intevac?

As part of our ongoing Board refreshment process, we have recently committed to appointing two new qualified independent directors to your Board within the next 12 months. We believe, and some of our stockholders concur, that we can do much better and we can find our own two new Board members, to be interviewed, vetted, and ultimately appointed through our normal process run by the Nominating and Governance Committee. It merits stressing here that Matthew Drapkin is a member of that committee and is committed to helping refresh the Board with excellence and not mediocrity.

We believe stockholders should question how the addition of Voce Capital’s nominees to your Board would improve the value of your investment in Intevac given the following facts:

•

J. Daniel Plants’ history of initiating litigation against his former employers speaks to his moral character and lack of reasonability. In 2007, Plants sued his former employer, ThinkEquity Partners, LLC, for wrongful termination and purposefully introduced into the public record that he was considered a “cancer” to the company, with the apparent motivation of trading the consequent damage to his reputation and public standing in the business community for a monetary wrongful dismissal settlement from ThinkEquity.[1] In 2008, Plants filed a second complaint against Compushare Inc. and ThinkEquity alleging breach of contract and negligence. This case was dismissed with prejudice in May 2008. We question how someone with so little regard for his own reputation – and the reputations of his employers – could help improve your company.

Voce Capital has only approximately $2.4 million in total funds under management.2 Since 2011, the S&P 500 index has increased nearly 50 percent, yet Mr. Plants’ funds under management have remained stagnant over the same period. Given this track record, we question whether Mr. Plants should be trusted by Intevac stockholders to oversee the allocation of Intevac’s $80 million balance sheet cash and the value of their investment in Intevac.

Mr. Plants has never served on a public company board and has never successfully negotiated the settlement of a proxy contest. With this lack of experience, how does he expect to contribute effectively in your Boardroom? Or any public company boardroom for that matter?

•	Joseph V. Lash is a failed hedge fund manager from the now-defunct Tontine Associates, LLC. Despite reportedly having $10 billion in assets under management, Tontine Associates was forced to close its doors following several years of dismal performance.[3] If Mr. Lash cannot successfully manage his own investment fund, we question whether he should be trusted by Intevac stockholders to oversee the allocation of Intevac’s $80 million balance sheet cash and the value of their investment in Intevac.

•	Marc T. Giles’ record as CEO of Gerber Scientific raises serious questions. When Giles was appointed as President, Chief Executive Officer and Director of Gerber Scientific on November 29, 2001, the stock price was at $11.00. Under his leadership, over a period of several years, the stock declined by approximately 68 percent to $3.47 per share at market close on August 18, 2009, the day prior to the announcement of a representative of Barington Capital, an activist hedge fund, joining the Gerber Board. Subsequently, Barington advocated that Gerber should evaluate possible divestitures and use proceeds to pay down debt and return capital to stockholders. Ultimately, Gerber’s stock rose significantly and eventually reached $11.01 on August 22, 2011, at which time the company was taken private. Gerber Scientific’s share price increased by just $0.01 during the decade that Mr. Giles was at the helm, and the performance may have been far worse if an activist shareholder had not agitated for changes in the company’s strategy. Intevac stockholders should question whether Mr. Giles’ track record qualifies him to oversee the value of their investment in Intevac.

Finally, Voce Capital apparently now disavows the value destroying actions it advocated in several meetings with Intevac’s Board, management team and advisors. Voce Capital says its true agenda is as set forth in the presentation Voce Capital filed on April 21, 2014, with the Securities and Exchange Commission. This presentation includes multiple open-ended questions posed by Voce Capital and, interestingly enough, does not memorialize any of the ill-advised and value-destroying proposals put forward by Voce Capital for Intevac’s business. Stockholders should ask themselves – “why?”

By posing unanswered questions, Intevac believes Voce Capital is either being intentionally vague about its intentions or stepping back from the value destroying actions it had advocated. Stockholders should not allow Voce Capital’s vacillating behavior into their boardroom. Once again, we need excellence and not mediocrity. Intevac stockholders should ask

[1]	J. Daniel Plants v. ThinkEquity Partners, LLC., et al., Case no. CGC-07-467247, filed in the San Francisco County Superior Court in the State of California on September 17, 2007
[2]	Voce Capital Management LLC, Securities and Exchange Commission Form ADV, January 3, 2011
[3]	CNN Money, “Star hedge fund crashes to earth,” October 7, 2008 themselves if they believe that they can trust Voce Capital’s nominees to work with the Intevac Board and management team to increase the value their investment. We think that it is patently obvious the answer is ‘no’.

PROTECT THE VALUE OF YOUR INVESTMENT IN INTEVAC

VOTE THE WHITE PROXY CARD TODAY

At Intevac’s 2014 Annual Meeting of Stockholders, you will be asked to make an important decision regarding your company’s future. We urge you to protect the value of your investment in Intevac by voting the enclosed WHITE proxy card today FOR Intevac’s eight highly qualified and experienced director nominees: Norman H. Pond, Wendell T. Blonigan, Matthew A. Drapkin, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer and Ping Yang.

We are confident that we have the right Board, the right management team and the right strategies to continue to drive value for all stockholders. We are committed to:

•	Continuing our leadership in the hard drive media market;
•	Growing our Photonics business;
•	Refining our equipment growth strategy;
•	Maintaining a strong financial foundation; and
•	Returning capital to our stockholders.

We strongly urge you to protect the value of your investment in Intevac by voting “FOR” your Board’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any GOLD proxy card sent to you by Voce Capital.

On behalf of your Board, we thank you for your continued support of Intevac.

Sincerely,

/s/ Norman H. Pond Norman H. Pond Founder and Chairman of the Board	/s/ Wendell T. Blonigan Wendell T. Blonigan President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s strategy, growth in its businesses, business trends and opportunities, board development and capital management initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics. In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity process equipment solutions. Our systems are production-proven for high-volume manufacturing of substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our high-throughput thin film process equipment enables increased conversion efficiency of silicon solar cells while also reducing manufacturing costs.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets. For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

INTEVAC, INC.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

Tim Lynch / Jamie Moser / Alyssa Cass, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher